The Income Fund of America, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Telephone (415) 421-9360
Fax (415) 393-7140

For period ending 01/31/10
File number 811-01880

77C.           The Board of Directors of The Income Fund of America, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the The Income Fund of America, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Hilda L. Applbaum	2,756,981,197	71,361,724
Mary Jane Elmore	2,757,190,817	71,152,104
Robert A. Fox	2,756,700,302	71,642,619
Leonade D. Jones	2,756,908,239	71,434,682
William D. Jones	2,756,916,164	71,426,757
John M. Lillie	2,756,914,123	71,428,798
John G. McDonald	2,756,474,820	71,868,101
James J. Postl	2,757,038,473	71,304,448
Isaac Stein	2,756,847,108	71,495,813

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
2,206,836,481	55,040,840	566,465,600

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	2,201,412,794	61,250,007	565,680,120
3b.	2,200,040,995	60,855,452	567,446,474
3c.	2,202,405,760	57,116,517	568,820,644
3d.	2,195,531,204	66,283,411	566,528,306
3e.	2,194,498,218	65,845,607	567,999,096
3f.	2,202,990,174	56,253,514	569,099,233
3g.	2,193,029,261	63,032,466	572,281,194

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
2,180,265,243	77,881,090	570,196,588

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
2,188,038,501	66,721,459	573,582,961

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
2,181,666,830	74,472,596	572,203,495

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
272,710,169	1,923,670,857	133,794,490

*Includes broker non-votes.